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                                                                    Exhibit 12.1


HEALTH CARE REIT, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                              Year Ended December 31
                                              ----------------------
                                    1998      1997      1996     1995      1994
                                    ----      ----      ----     ----      ----
                                                  (In thousands)
CONSOLIDATED EARNINGS:
Net Income                         62,309    46,477    30,676    13,635    24,953

Add:
Interest Expense                   18,030    15,366    14,635    12,752     9,684
Amortization of
  Loan Expenses                       685       720       808       752       638
Equity earnings in less
  than 50% subsidiary                (375)
                                   ------    ------    ------    ------    ------
Consolidated Earnings              80,649    62,563    46,119    27,139    35,275

CONSOLIDATED FIXED CHARGES:
Interest Expense                   18,030    15,366    14,635    12,752     9,684
Capitalized Interest                7,740     2,305       287
Amortization of
  Loan Expenses                       685       720       808       752       638
                                   ------    ------    ------    ------    ------
Consolidated Fixed Charges         26,455    18,391    15,730    13,504    10,322
                                   ======    ======    ======    ======    ======

Ratio                                3.05      3.40      2.93      2.01      3.42